Exhibit 99.1

Angeion Corporation 350 Oak Grove Parkway St. Paul, MN 55127 USA Telephone: (651) 484-4874 Facsimile: (651) 484-4826

FOR IMMEDIATE RELEASE

Contact:  Rodney A. Young, Chief Executive Officer and President, (651) 484-4874

Angeion Corporation Appoints Philip I. Smith to Board of Directors

SAINT PAUL, MN (October 30, 2006) — Angeion Corporation (NASDAQ: ANGN) today announced the addition of Philip I. Smith to its Board of Directors effective November 1, 2006.  Mr. Smith is currently Executive Vice President of Corporate Development for Vital Images, Inc., (NASDAQ: VTAL), a Minnesota-based medical imaging software company. He also serves on the boards of Acera Biosciences and Alley Ventures LLC. Mr. Smith’s appointment brings the total number of Angeion board members to five.

“We are pleased with the addition of Phil Smith to our Board of Directors,” stated Arnold Angeloni, Chair of the Angeion Board of Directors.  “His expertise as a medical device investment banker, business development and marketing background, together with his experience as a healthcare executive and knowledge of the various markets we serve, make him a valued asset to our team.  Phil’s addition to our board is a result of our strategy to add new expertise and strengthen the board with business know-how to complement Angeion’s overall growth strategy.”

“I am honored to join Angeion’s Board of Directors,” Mr. Smith said.  “I am impressed with Angeion’s corporate leadership, its executive talent, and its leading-edge core cardiorespiratory technology and market growth opportunities.  I believe Angeion is poised for ongoing success, and it is truly an exciting time to be joining Angeion’s Board.”

Prior to joining Vital Images in February 2003, Mr. Smith served as President and CEO of Thermonix Corporation, a privately-held medical technology company, until it was acquired by Boston-based Triton Biosystems.  From April 2000 until April 2002, Mr. Smith served as Vice President of Marketing and Corporate Development for Image-Guided Neurologics, a privately-held medical technology company that was recently acquired by Medtronic.  Before that, he served as an investment banker with the medical technology group of Piper Jaffray in Minneapolis.  Prior to 1997, Mr. Smith held a variety of sales roles at GE Medical Systems.  Mr. Smith graduated cum laude with a Bachelor of Science degree in electrical engineering from the University of Florida, and holds a master of business administration degree from the Wharton School of the University of Pennsylvania.

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About Angeion Corporation

Founded in 1986, Angeion Corporation acquired Medical Graphics Corporation in December 1999.  Medical Graphics develops, manufactures and markets non-invasive cardiorespiratory diagnostic systems that are sold under the MedGraphics (www.medgraphics.com) and New Leaf (www.newleaffitness.com) brand and trade names.  These cardiorespiratory diagnostic systems have a wide range of applications in healthcare as well as health and fitness.  The Company’s products are sold internationally through distributors and in the United States through a direct sales force that targets heart and lung specialists located in hospitals, university-based medical centers, medical clinics and physicians’ offices, pharmaceutical companies, medical device manufacturers, clinical research organizations, health and fitness clubs, personal training studios, and other exercise facilities.  For more information about Angeion, visit www.angeion.com.

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements by their nature involve substantial risks and uncertainties.  Actual results may differ materially depending on a variety of factors, including (i) the Company’s ability to successfully operate its business including its ability to develop, improve, and update its cardiorespiratory diagnostic products, (ii) the Company’s ability to effectively manufacture and ship its products in anticipated required quantities to meet customer demands, (iii) the Company’s ability to successfully defend itself from product liability claims related to its cardiorespiratory diagnostic products and claims associated with its prior cardiac stimulation products, (iv) the Company’s ability to protect its intellectual property, and (v) the Company’s dependence on third-party vendors.  Additional information with respect to the risks and uncertainties faced by the Company may be found in, and any prior discussion is qualified in its entirety by, the other risk factors that are described from time to time in Angeion’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-KSB for the year ended October 31, 2005, and subsequently filed reports.

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